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                                                                     EXHIBIT 4.2

                              INVESTMENT AGREEMENT

                                 BY AND BETWEEN

                             SHINHAN FINANCIAL GROUP

                                       AND

                       KOREA DEPOSIT INSURANCE CORPORATION

                               DATED JULY 9, 2003

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                                TABLE OF CONTENTS

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
                                         ARTICLE I
                                        DEFINITIONS

Section 1.01.     Definitions........................................................   1

Section 1.02.     General Interpretive Principles....................................   5

                                        ARTICLE II
                                SALE AND ISSUANCE OF SHARES

Section 2.01.     Sale and Issuance of Shares........................................   6

Section 2.02.     In-Kind Contribution of the CHB Shares.............................   7

Section 2.03.     Closing............................................................   7

Section 2.04.     Actions at Closing.................................................   7

Section 2.05.     Actions Post-Closing...............................................   7

                                        ARTICLE III
                             REPRESENTATIONS AND WARRANTIES OF
                                 SFG AND ITS SUBSIDIARIES

Section 3.01.     Corporate Organization and Qualification...........................   8

Section 3.02.     Authorization of Agreement; Enforceability.........................   8

Section 3.03.     Consents; No Conflicts.............................................   8

Section 3.04.     Capitalization; Securities.........................................   8

Section 3.05.     Subsidiaries.......................................................   9

Section 3.06.     Financial Statements; Undisclosed Liabilities......................   9

Section 3.07.     Absence of Certain Changes.........................................  10

Section 3.08.     Litigation.........................................................  10

Section 3.09.     Compliance with Laws; Regulatory Approvals.........................  10

Section 3.10.     Taxes..............................................................  10

Section 3.11.     Contracts..........................................................  11

Section 3.12.     Transaction with Major Subsidiaries................................  11

Section 3.13.     Derivative Instruments.............................................  11

Section 3.14.     Trust Accounts.....................................................  12

Section 3.15.     Books and Records..................................................  12
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Section 3.16.     Financial Projections..............................................  12

Section 3.17.     Disclosure Schedules...............................................  12

                                        ARTICLE IV
                          REPRESENTATIONS AND WARRANTIES OF KDIC

Section 4.01.     Corporate Organization and Qualification...........................  12

Section 4.02.     Authorization of Agreement; Enforceability.........................  13

Section 4.03.     Consents; No Conflicts.............................................  13

Section 4.04.     Litigation.........................................................  13

                                         ARTICLE V
                                   PRE-CLOSING COVENANTS

Section 5.01.     Conduct of Business................................................  13

Section 5.02.     Financial and Other Information....................................  14

Section 5.03.     Notifications......................................................  14

Section 5.04.     Taking of Necessary Action.........................................  14

Section 5.05.     Public Statements..................................................  14

Section 5.06.     Supplements to Disclosure Schedules................................  14

                                        ARTICLE VI
                                        CONDITIONS

Section 6.01.     Conditions to KDIC's Obligations...................................  15

Section 6.02.     Conditions to the Seller's and SFG's Obligations...................  16

                                        ARTICLE VII
                                        GOVERNANCE

Section 7.01.     General ...........................................................  16

Section 7.02.     KDIC's Nomination Right............................................  17

                                       ARTICLE VIII
                                  POST-CLOSING COVENANTS

Section 8.01.     Notice of Default..................................................  18

Section 8.02.     Financial and Accounting Records...................................  18
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Section 8.03.     Right of Inspection................................................  18

Section 8.04.     Redemption of Transaction Shares...................................  19

                                        ARTICLE IX
                                    TRANSFER OF SHARES

Section 9.01.     Demand Registration................................................  19

Section 9.02.     Piggyback Registration Rights......................................  19

Section 9.03.     Transfer Restrictions..............................................  20

Section 9.04.     Right of First Offer...............................................  20

                                         ARTICLE X
                                        TERMINATION

Section 10.01     Termination of Agreement Prior to Closing..........................  21

Section 10.02     Termination of Agreement After Closing.............................  22

Section 10.03.    Consequences of Termination........................................  23

                                        ARTICLE XI
                            INDEMNIFICATION AND SURIVAL PERIOD

Section 11.01.    Indemnification....................................................  23

Section 11.02.    Survival of Representations and Warranties.........................  25

Section 11.03.    Insurance Proceeds; Exceptions and Deductions; Determination of
                  Indemnification Amount.............................................  26

Section 11.04.    No Duplication; Sole Remedy Procedures.............................  26

                                        ARTICLE XII
                                       MISCELLANEOUS

Section 12.01.    Fees and Expenses..................................................  26

Section 12.02.    Notices............................................................  26

Section 12.03.    Entire Agreement; Amendment; Severability..........................  27

Section 12.04.    Counterparts.......................................................  27
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Section 12.05.    Governing Law; Jurisdiction........................................  27

Section 12.06.    Successors and Assigns.............................................  27

Section 12.07.    Confidentiality....................................................  28
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                              INVESTMENT AGREEMENT

                  INVESTMENT AGREEMENT (this "Agreement"), dated as of July 9, 2003, by and between Shinhan Financial Group, a financial holding company established and existing under the laws of Korea ("SFG") and Korea Deposit Insurance Corporation, a company established and existing under the laws of Korea ("KDIC").

                                   WITNESSETH:

                  WHEREAS, SFG and KDIC have entered into that certain Stock Purchase Agreement dated July 9, 2003 (the "Stock Purchase Agreement") pursuant to which SFG will acquire from KDIC 543,570,144 common shares of Chohung Bank ("CHB Shares"), a company established and existing under the laws of Korea ("CHB"), constituting 80.04% of the total issued and outstanding shares of CHB;

                  WHEREAS, in connection with the acquisition of the CHB Shares by SFG under the Stock Purchase Agreement, SFG will issue, and KDIC will subscribe for, 46,583,961 newly issued redeemable preferred shares of SFG ("SFG Redeemable Preferred Shares") and 44,720,603 newly issued redeemable convertible preferred shares of SFG ("SFG Redeemable Convertible Preferred Shares" and together with the SFG Redeemable Preferred Shares, the "Transaction Shares");

                  WHEREAS, following the consummation of the transaction contemplated by this Agreement, KDIC will own 13.27% of the total issued and outstanding shares of SFG (on an as converted basis); and

                  WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transaction contemplated by this Agreement and the governance of SFG.

                  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  Section 1.01 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                  "Affiliate" means (a) with respect to any Person other than a Korean Governmental Entity (including KDIC), an affiliate of such Person as defined under the Act on Monopoly Control and Fair Trade Act of Korea, and (b) with respect to any Korean Governmental Entity

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(including KDIC), any other Korean Governmental Entity. For the purposes of this definition, the Resolution Finance Corporation shall not be deemed an Affiliate of KDIC.

                  "Agreement" has the meaning set forth in the preamble.

                  "Articles of Incorporation" means the Articles of Incorporation of SFG, as amended from time to time.

                  "Board of Directors" or "Board" means the board of directors of SFG.

                  "Business Day" means any day, other than a Saturday, Sunday or a day on which banking institutions in Korea are closed.

                  "Contract" means any contract, agreement, arrangement or instrument which is legally binding on the parties thereto.

                  "CHB" means Chohung Bank.

                  "CHB Shares" has the meaning set forth in the recitals.

                  "Closing" means the closing of the sale and purchase of the Transaction Shares pursuant to Section 2.03.

                  "Closing Date" has the meaning set forth in Section 2.03.

                  "Convertible Securities" means any subscriptions, options, conversion rights, exchange rights, warrants, or other agreements, securities or commitments of any kind obligating SFG or, if applicable, any of its Subsidiaries, to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any equity securities of SFG or, if applicable, any of its Subsidiaries.

                  "Director" means a member of the Board of SFG.

                  "Financial Statements" means the audited consolidated balance sheets of SFG as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in capital surplus and retained earnings, and cash flows for the years then ended, in each case as prepared in accordance with Korean GAAP and audited by SFG's external auditors.

                  "GMSS" shall mean Good Morning-Shinhan Securities Co., Ltd.

                  "Governmental Entity" means any government or political subdivision or department of such government or political subdivision, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, any stock exchange or any court.

                  "In-Kind Contribution" has the meaning set forth in Section 2.02.

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                  "Issue Price per SFG Redeemable Preferred Share" has the
meaning set forth in Section 2.01(a).

                  "Judgments" has the meaning set forth in Section 3.09.

                  "KDIC" has the meaning set forth in the preamble.

                  "Korea" means the Republic of Korea.

                  "Korean GAAP" means the generally accepted accounting principles in Korea.

                  "Korean Securities Act" means the Korean Securities and Exchange Act of 1962, as amended, together with the rules and regulations thereunder.

                  "Law" means any law, treaty, statute, ordinance, code, rule or regulation of a Governmental Entity or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity.

                  "Lien" means any mortgage, pledge, lien, yangdo tambo or any other security.

                  "Losses" means any and all losses, penalties, liabilities and expenses (including reasonable attorneys' and advisors' fees and disbursements) incurred by, imposed upon or asserted against any Person.

                  "Major Subsidiary" means, GMSS and Shinhan Bank.

                  "Material Adverse Effect" means, with respect to any Person, any material adverse effect on either (i) the financial condition, results of operations or business of such Person (and with respect to SFG and its Subsidiaries, taken as a whole) or (ii) the ability of the Person to perform its obligations under this Agreement.

                  "Necessary Action" means, with respect to a result required to be caused, all actions (to the extent such actions are permitted by applicable
Law) reasonably necessary to cause such result, which actions may include (a) convening a meeting of the shareholders or the Board and placing on the agenda of such meeting the matters necessary to cause such result, and (b) making, or causing to be made, with a Government Entity or other Persons, all filings, applications for approvals, registrations or similar actions that are required to achieve such result.

                  "Outside Director" means an independent outside director of SFG under the Korea Financial Holding Company Act.

                  "Permitted Liens" means (i) mechanics', carriers', repairmen's or other like Liens arising or incurred in the ordinary course of business, (ii) statutory Liens for Taxes not yet due and

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payable, (iii) other Liens that do not materially impair the continued use and operation of the assets to which they relate.

                  "Person" means any individual, corporation, company, association, partnership, joint venture, trust or unincorporated organization or Governmental Entity.

                  "Pre-Closing Period" means the period from the date hereof until the earlier of the Closing and the termination of this Agreement.

                  "Proceeding" means any claim, suit, action, arbitration, investigation or other legal proceeding against a party to this Agreement.

                  "QPO" has the meaning set forth in the Exchangeable Note Documents (as defined in the Stock Purchase Agreement).

                  "Regulatory Approvals" means, with respect to any matter, any and all permits, licenses, consents, approvals, orders, registrations, authorizations, clearances from, or filings or registrations with, Governmental Entities, in each case in respect of such matter.

                  "Representatives" means, with respect to any Person and any particular matter, any of such Person's officers, directors, employees, agents, attorneys, accountants, actuaries, consultants or financial advisors or other Person acting on behalf of such Person in respect of such matter.

                  "Required Regulatory Approvals" means each Regulatory Approval required to be obtained in connection with the execution, delivery and performance of this Agreement.

                  "SBITMC" shall mean Shinhan BNP Paribas Investment Trust Management Company.

                  "SFG" has the meaning set forth in the preamble.

                  "SFG Redeemable Preferred Shares or RPS" has the meaning set forth in the recitals.

                  "SFG Redeemable Preferred Share Portion" has the meaning set forth in Section 2.01(a).

                  "SFG Redeemable Convertible Preferred Shares or RCPS" has the meaning set forth in the recitals.

                  "SFG Redeemable Convertible Preferred Share Portion or RCPS Portion" has the meaning set forth in Section 2.01(b).

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                  "Shares" means the shares of common stock and preferred stock of SFG, including the Transaction Shares.

                  "Shinhan Bank" shall mean Shinhan Bank Co., Ltd.

                  "Shinhan Card" shall mean Shinhan Card Co., Ltd.

                  "Stock Purchase Agreement" has the meaning set forth in the recitals.

                  "Subsidiary" means, as to any Person, any other Person of which more than 50% of the capital voting stock is at the time directly or indirectly owned or controlled by such Person or if any Person that, alone or together with any other Person, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person (but not including an ABS specialty company established under the Asset Backed Securitization Act of Korea). For purposes of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through ownership of voting securities, by contract, agency or otherwise.

                  "Tax" or "Taxes" means all taxes, including any interest, liabilities, fines, penalties or additions to tax that may become payable in respect of such taxes, imposed by any Governmental Entity, including Korean and other income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross or net receipts taxes, occupation taxes, real and personal property taxes, ad valorem taxes, stamp taxes, transfer taxes, capital taxes, import duties, withholding taxes, workers' compensation taxes and other obligations of the same or of a similar nature.

                  "Transaction Shares" has the meaning set forth in the recitals.

                  "Transfer" shall any transfer or pledge which could result in a transfer.

                  "Undisclosed Liability" has the meaning set forth in Section 3.06.

                  "U.S. Securities Act" means the United States Securities Act of 1933, as amended, together with the rules and regulations thereunder

                  Section 1.02. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the term "including" means "including without limitation" (and "include," "includes" and "included" shall be similarly interpreted). References in this

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Agreement to Articles, Sections, Annexes, Exhibits or Schedules mean the
Articles, Sections, Annexes, Exhibits and Schedules of or to this Agreement, and such Annexes, Exhibits and Schedules are an integral part of this Agreement.

                                   ARTICLE II
                    IN-KIND CONTRIBUTION AND ISSUANCE SHARES

                  Section 2.01. Sale and Issuance of Shares. Subject to the terms and conditions of this Agreement, SFG agrees to issue and sell to KDIC, and KDIC agrees to subscribe for and purchase from SFG by way of an in-kind contribution of shares of CHB, the Transaction Shares for the following consideration:

                  (a) 46,583,961 SFG Redeemable Preferred Shares at 18,086 Won per share (the "Issue Price per SFG Redeemable Preferred Share"), for 135,892,536 CHB Shares (the "SFG Redeemable Preferred Share Portion") at the aggregate issue price of 842,517,518,646 Won as follows:

                  Series A SFG Redeemable Preferred Shares : 9,316,792

                  Series B SFG Redeemable Preferred Shares : 9,316,792

                  Series C SFG Redeemable Preferred Shares : 9,316,792

                  Series D SFG Redeemable Preferred Shares : 9,316,792

                  Series E SFG Redeemable Preferred Shares : 9,316,793

                  The terms and rights of the SFG Redeemable Preferred Shares shall be as set forth in Exhibit A hereto.

                  (b) 44,720,603 SFG Redeemable Convertible Preferred Shares at 18,086 Won per share, for 130,456,835 CHB Shares (the "SFG Redeemable Convertible Preferred Share Portion") at the aggregate issue price of 808,816,825,858 Won.

                  The terms and rights of the SFG Redeemable Convertible Preferred Shares shall be as set forth in Exhibit B hereto. In addition, KDIC shall convert the RCPS into Shares of SFG only in accordance with the following conversion schedule (the "Conversion Schedule"):

                  (1) Up to 11,180,151 Shares of SFG at any time after the first anniversary of the Issue Date;

                  (2) Up to 11,180,151 Shares of SFG at anytime after the second anniversary of the Issue Date; and

                  (3) Up to 22,360,301 Shares of SFG at anytime after the third anniversary of the Issue Date.

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                  Provided, that if the Shares of SFG become subject to the
exchange rights under the Exchangeable Note Documents for the OPERA Bonds and holders of the OPERA Bonds exercise such exchange rights which would result in all or a portion of the RCPS being converted into Shares of SFG in contradiction to the above Conversion Schedule, the number of RCPS that may be converted will be limited to such number as is required for enabling the Seller to comply with duly exercised exchange rights pursuant to the Exchangeable Note Documents, and any such conversions shall be deemed to have been converted in the order of 1, 2 and 3 stated in the Conversion Schedule. Notwithstanding the foregoing, in no event will the RCPS be converted prior to the first anniversary of the RCPS Issue Date.

                  Section 2.02. In-Kind Contribution of the CHB Shares. KDIC and SFG agree that for the purpose of KDIC's in-kind contribution, 266,349,371 CHB Shares shall be delivered to SFG in consideration for the Transaction Shares (the "In-Kind Contribution").

                  Section 2.03. Closing. Subject to the satisfaction or waiver (by the party entitled to waive such condition) of the conditions precedent specified in Article VI, the In-Kind Contribution contemplated by this Agreement shall be consummated at a closing (the "Closing") to be held at a place to be mutually agreed upon simultaneously with closing under the Stock Purchase Agreement (such time and date to be agreed upon between KDIC and SFG, being herein referred to as the "Closing Date").

                  Section 2.04. Actions at Closing. At the Closing, the following actions shall occur:

                  (a) KDIC will deliver to SFG the stock certificates for 266,349,371 CHB Shares, in due and proper form, representing the In-Kind Contribution.

                  (b) SFG will deliver to KDIC the receipt representing the issuance of the Transaction Shares.

                  (c) SFG will deliver to KDIC the documents in Section 6.01(d) and (e).

                  (d)      KDIC will deliver to SFG the documents in Section
         6.02(d).

                  Section 2.05. Actions Post-Closing. After the Closing, (i) if physical stock certificates representing the Transaction Shares are to be delivered, then SFG shall deliver such stock certificates, in due and proper form, within 15 Business Days after the Closing or (ii) if the Transaction Shares are represented in book-entry form with the Korea Securities Depositary (the "KSD"), then the Transaction Shares will be reflected in such form in KDIC's account with the KSD as soon as possible after the Closing.

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                                  ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF SFG

                  SFG hereby represents and warrants to KDIC, as of the date hereof and as of the Closing as if made on and as of the Closing Date (or, with respect to representations and warranties that are given as of a specific date, as of such date), giving effect to any supplement to the Disclosure Schedule made in accordance with Section 5.06, as follows:

                  Section 3.01. Corporate Organization and Qualification. SFG is a corporation duly organized and validly existing under the laws of Korea, has all power and authority required to use its properties and conduct its business as it is now being conducted and is duly licensed to do business in each jurisdiction in which it is required to be so licensed.

                  Section 3.02. Authorization of Agreement; Enforceability.

                  (a) SFG has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of SFG.

                  (b) This Agreement has been duly executed and delivered by SFG and constitutes a valid and binding obligation of SFG, enforceable against SFG in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally.

                  Section 3.03. Consents; No Conflicts.

                  (a) Except for the Required Regulatory Approvals with respect to the sale and purchase of the Transaction Shares set forth in Schedule 3.03(a), no Regulatory Approval is required to have been obtained by SFG in connection with the execution, delivery and performance of this Agreement.

                  (b) The execution, delivery and performance of this Agreement will not: (i) violate any provision of the articles of incorporation of SFG, or (ii) result in the violation of any Law or Regulatory Approval applicable to SFG or any of its Major Subsidiaries, except for such violations that, individually or in the aggregate, neither have had nor are reasonably likely to have a Material Adverse Effect.

                  Section 3.04. Capitalization; Issuance; Securities.

                  (a) As of the date hereof, the authorized and outstanding capital stock and outstanding Convertible Securities of SFG are as set forth in
Schedule 3.04(a). Except as set forth in Schedule 3.04(a), SFG has no obligations to issue or sell any other capital stock or Convertible Securities, other than the shares to be issued in connection with the funding of this transaction.

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                  (b)      All outstanding capital stock of SFG were duly
authorized and validly issued and are fully paid and non-assessable.

                  (c) The issuance of the Transaction Shares has been, or will be by the Closing Date, duly authorized by SFG, validly issued, fully paid and non-assessable and free and clear of any Liens and no Person will be entitled to a pre-emptive right as a result of the issuance of the Transaction Shares.

                  Section 3.05. Subsidiaries.

                  (a) Each Subsidiary is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all power and authority required to use its properties and conduct its business as it is now being conducted and is duly licensed to do business in each jurisdiction in which it is required to be so licensed, except for such failures to be so licensed that, individually or in the aggregate, neither have had nor are reasonably likely to have a Material Adverse Effect in connection with the issuance of the Transaction Shares.

                  (b) Except as disclosed in Schedule 3.05(b), all of the outstanding capital stock and outstanding Convertible Securities in each Subsidiary is owned by SFG free and clear of any Liens. All outstanding shares of the capital stock of each of the Subsidiaries were duly authorized and validly issued and are fully paid and non-assessable.

                  Section 3.06. Financial Statements; Undisclosed Liabilities.

                  (a) The Financial Statements and the financial statements of the Major Subsidiaries as of the most recent fiscal year end were prepared in accordance with the requirements of applicable Law and Korean GAAP and present fairly, in material respects, the financial position, results of operations, changes in capital surplus and retained earnings and cash flows of SFG and its Major Subsidiaries, as of the dates and for the periods covered thereby.

                  (b) Except as disclosed in Schedule 3.06(b), as at the date of the most recent audited financial statements, SFG and its Major Subsidiaries have no liability or obligations of any nature (whether accrued, absolute, fixed, contingent, liquidated or otherwise and whether due or to become due) ("Undisclosed Liabilities"), except (i) as reflected or fully reserved against the latest 2002 Financial Statements of SFG (including footnotes thereto) and the most recently available audited financial statements (including footnotes thereto) of the Major Subsidiaries (a copy of which has been provided to KDIC) and (ii) for such Undisclosed Liabilities that individually or in the aggregate, neither have had nor are reasonably likely to have a Material Adverse Effect.

                  (c) Except as disclosed in Schedule 3.06(c), since the date of the most recent audited financial statements, SFG and its Major Subsidiaries have no Undisclosed Liabilities, except those incurred in the ordinary and usual course of business consistent with prudent banking practices in Korea.

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                  Section 3.07. Absence of Certain Changes. Except for (i) the
transactions contemplated by, or relating to, this Agreement and the Stock Purchase Agreement or (ii) as disclosed in Schedule 3.07, since December 31, 2003 (with respect to SFG) and the date of the most recent audited financial statements (with respect to the Major Subsidiaries), SFG and its Major Subsidiaries have conducted their business in the ordinary and usual course, and there has not been any development that, individually or in the aggregate, have had or is reasonably likely to have a Material Adverse Effect in connection with the issuance of the Transaction Shares.

                  Section 3.08. Litigation. Except as disclosed in Schedule 3.08, (i) there are no material judgments, decrees, injunctions or orders (collectively, "Judgments") outstanding against SFG and any of its Major Subsidiaries or any of their respective assets and (ii) there are no Proceedings pending or, to the knowledge of SFG and its Major Subsidiaries, threatened relating to or affecting SFG and any of its Major Subsidiaries or any of their respective assets, except for Proceedings that individually involve claims of less than 1 billion Won for which individually or in the aggregate have not had nor are reasonably likely to have a Material Adverse Effect.

                  Section 3.09 Compliance with Laws; Regulatory Approvals. Except as set forth in Schedule 3.9, (i) SFG and its Major Subsidiaries and, to the knowledge of SFG, the officers and key employees of SFG and its Major Subsidiaries (during the course of their respective duties) are in compliance with all applicable Laws in material respects, and (ii) neither SFG nor any of its Major Subsidiaries is subject to any investigation, inquiry or enforcement proceedings or process by any Governmental Entity of which SFG and its Major Subsidiaries have been notified, except for such instances of non-compliance, investigation, inquiry or enforcement proceedings or process that, individually or in the aggregate, neither have had nor are reasonably likely to have a Material Adverse Effect on SFG and its Major Subsidiaries, taken as a whole.

                  Section 3.10. Taxes. Except as disclosed on Schedule 3.10 hereto:

                  (a) SFG and its Major Subsidiaries have duly filed all Korean and other tax returns (including any information returns), reports and statements that are required to have been filed with the appropriate taxing authorities and have paid all Taxes required to have been paid for all relevant periods (other than Taxes that are being contested in good faith and for which appropriate reserves have been set aside).

                  (b) No audits or investigations relating to any Taxes for which SFG or any of its Major Subsidiaries may be liable are pending or, the knowledge of SFG and its Major Subsidiaries, threatened before any taxing authority. There are no agreements or applications by SFG or any of its Major Subsidiaries for the extension of the time for filing any tax return or paying any Tax, nor have there been any waivers by SFG or any of its Major Subsidiaries of any statutes of limitation for the assessment of any Taxes nor are such agreements, applications and waivers under discussion.

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                  Section 3.11 Contracts.

                  (a) Except as set forth in Schedule 3.11(a), all Contracts are valid and enforceable in accordance with the terms thereof, except for such invalidity and unenforceability which, individually or in the aggregate, neither have had nor are reasonably likely to have a Material Adverse Effect.

                  (b) Except as set forth in Schedule 3.11(b), SFG and its Major Subsidiaries have not violated the terms of, nor are they in default under, any Contracts, except for such violations and defaults which, individually or in the aggregate, neither have had nor are reasonably likely to have a Material Adverse Effect.

                  (c) Except as ser forth in Schedule 3.11(c), the execution, delivery and performance of this Agreement, the performance by SFG of its obligations hereunder and the consummation of the transactions contemplated herein do not and will not violate, conflict with, or result in the breach or termination of, or otherwise give any other Person the right to, accelerate, renegotiate or terminate or receive any payment, or constitute a default or an event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default) under the terms of, or result in the imposition of any Lien under, any Contracts to which SFG or any of its Major Subsidiaries are a party or by which SFG or any of its Major Subsidiaries or any of their respective assets or operations are bound or affected.

                  Section 3.12. Transaction with Major Subsidiaries. Except as disclosed in Schedule 3.12, there are no material contracts or arrangements of any kind between any Major Subsidiaries, on the one hand, and SFG, on the other hand, except for those contracts or arrangements entered into in the ordinary course of business.

                  Section 3.13 Derivative Instruments. (a) Except as set forth in Schedule 3.13(a), any swaps, caps, floors, futures, forward contracts, option agreements, and any other derivative financial instruments, contracts or arrangements (collectively, "Derivative Instruments"), whether entered into for the account of the Major Subsidiaries or for the account of one of its customers, were entered into in the ordinary course of business and in accordance with applicable Law. The Major Subsidiaries have complied in material respects with its obligations under such Derivative Instruments to the extent that such obligations have accrued and has not received any written notice of default, acceleration or termination in respect of its Derivative Instruments from any counterparty.

                  (b) Except as set forth in Schedule 3.13(b), the total derivatives positions of the Major Subsidiaries are hedged or secured either by back-to-back or matching derivatives transactions or by other transactions entered into by, or collateral provided to, the Major Subsidiaries, in line with prudent banking practices in Korea. All of the outstanding Derivative Instruments of the Major Subsidiaries have been marked to market as of the end of the preceding month in accordance with Korean GAAP.

                  Section 3.14 Trust Accounts. Except as set forth in Schedule 3.14, (i) Shinhan Bank has not engaged in any transfers of assets between trust accounts established under the Trust Business Act (the "Trust Accounts") that do not comply with the requirements of applicable Law, (ii) there are no guarantees to customers relating to the yield or return, of the Trust Accounts of Shinhan Bank (other than guarantees that are legally permitted pursuant to the Trust Business Act), (iii) there has not been and there exist no material violations of the relevant trust agreement or other constituent instruments, contractual requirements, laws and regulations, internal regulations of Shinhan Bank or any such investment vehicle or instrument, in relation to management or distribution of such Trust Accounts or any interest or participation therein, and (iv) that Shinhan Bank is in compliance in material respects with all material legal obligations (including but not limited to trustee's fiduciary duties) owed to investors in any of the Trust Accounts of Shinhan Bank, except for such non-compliance which, individually or in the aggregate, neither have had nor are reasonably likely to have a Material Adverse Effect.

                  Section 3.15. Books and Records. SFG and its Major Subsidiaries have maintained, in all material respects, the books and records required to be maintained pursuant to the applicable Laws, and that such books and records are true and accurate in all material respects and all of the books and records of SFG and its Major Subsidiaries that have been provided to KDIC or that KDIC shall have access to shall be accurate and complete.

                  Section 3.16 Financial Projections. The financial projections attached hereto as Schedule 3.16 have been prepared by SFG in a prudent manner.

                  Section 3.17 Disclosure Schedules. The inclusion of any information in the Disclosure Schedule or other documents delivered by SFG under this Agreement shall not be deemed an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF KDIC

                  KDIC represents and warrants to SFG, as of the date hereof and as of the Closing as if made on and as of the Closing Date (or, with respect to representations and warranties that are given as of a specific date, as of such date), as follows:

                  Section 4.01. Corporate Organization and Qualification. KDIC is duly organized, validly existing and in good standing under the laws of Korea, has all power and authority required to use its properties and conduct its business as it is now being conducted and is duly licensed to do business in each jurisdiction in which it is required to be so licensed, except for such failures to be so licensed that, individually or in the aggregate, neither have had nor are reasonably likely to have a Material Adverse Effect.

                  Section 4.02. Authorization of Agreement; Enforceability

                  (a) KDIC has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of KDIC.

                  (b) This Agreement has been duly executed and delivered by KDIC and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general principles of equity.

                  Section 4.03. Consents; No Conflicts

                  (a) Except for the Required Regulatory Approvals with respect to the purchase of the Transaction Shares set forth in Schedule 4.03(a), no Regulatory Approval is required to have been made or obtained by KDIC in connection with the execution, delivery and performance of this Agreement.

                  (b) The execution, delivery and performance of this Agreement will not (i) violate any provision of KDIC's articles of incorporation or other constitutional documents, (ii) result in the violation of any Law or Regulatory Approval applicable to KDIC, or (iii) to the knowledge of KDIC, violate, conflict with or result in a breach or termination of any material contract, obligation, or commitment to which KDIC is a party or by which it is bound, except for such violations, conflict, breach or termination that, individually or in the aggregate, neither have had nor are reasonably likely to have a Material Adverse Effect

                  Section 4.04. Litigation. There are no Proceedings against KDIC that enjoin, restrict or materially delay KDIC's ability to purchase the Transaction Shares hereunder.

                                   ARTICLE V
                              PRE-CLOSING COVENANTS

                  Section 5.01. Conduct of Business. During the Pre-Closing Period, unless KDIC consents in writing in advance (such consent not to be unreasonably withheld), SFG shall, and shall use best efforts to cause its Major Subsidiaries to, (i) conduct its business in the ordinary course, (ii) not amend the articles of incorporation or other constitutional documents of SFG, (iii) not take any action relating to any issuance or sale, or dividend or other distribution, involving any of its equity securities or Convertible Securities, other than (x) for common and preferred shares to be issued in connection with the financing transaction relating to this Agreement and the Stock Purchase Agreement and (y) as a result of obligations pursuant to already existing securities or agreements, (iv) preserve intact its present business operations in material respects, and (v) not take any action, or permit the taking of any action, that would result in any of the representations or warranties in Article III being materially inaccurate at the Closing as if made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date).

                  Section 5.02. Financial and Other Information. During the Pre-Closing Period, to the extent permitted under applicable Law and the ordinary course of business is not disturbed, SFG shall give KDIC and its Authorized Representatives reasonable access during business hours to the properties, books and records of SFG and its Major Subsidiaries and to the Authorized Representatives of SFG and its Major Subsidiaries to discuss the business, finances, operations, risk management, regulatory status and other matters related to SFG and its Major Subsidiaries and to the purchase of the Transaction Shares, in each case to the extent KDIC shall have requested such access at least one (1) Business Day in advance and SFG has provided its consent, which shall not be unreasonably withheld. KDIC shall keep the information provided pursuant to this Section 5.02 confidential and shall not disclose publicly or to any third party without the prior written consent of SFG. For the purposes of this Section 5.02, an "Authorized Representative" shall mean a Representative of KDIC, SFG or its Major Subsidiaries, as the case may be, and in each case who has been authorized in writing by SFG.

                  Section 5.03. Notifications. During the Pre-Closing Period, SFG and KDIC will promptly notify the other party in writing of any fact, condition or occurrence that is reasonably likely to result in any of its representations and warranties in this Agreement no longer being true at Closing as if made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date) or its failure or possible failure to satisfy any of the conditions set forth in Article VI.

                  Section 5.04. Taking of Necessary Action. Each of the parties agrees to use its best efforts promptly to do or cause to be done all things required to be done by such party under applicable Laws to consummate the transactions contemplated by this Agreement, including, but not limited to, using its best efforts to make all filings and obtain all Required Regulatory Approvals, assist the other party to make its filings and obtain all Required Regulatory Approvals, and to cooperate with one another in taking all necessary actions with respect to the foregoing.

                  Section 5.05. Public Statements. Subject to Article 12.07, SFG and KDIC will agree upon the timing and content of any press release to be issued relating to the execution of this Agreement and SFG and KDIC will thereafter consult with and provide reasonable cooperation to the other in connection with the issuance of any further press release or the making of any public disclosure describing the transactions contemplated by this Agreement; provided that nothing in this Section 5.05 shall prevent SFG or KDIC from issuing any press release or making any public disclosure that such party reasonably believes (based on the written advice of experienced legal counsel) it is required to make under any applicable Law.

                  Section 5.06 Supplements of Disclosure Schedule. SFG may, from time to time, by notice in accordance with this Agreement, supplement the Disclosure Schedule including through one or more supplements three (3) days prior to the Closing Date (the "Supplement Date") (for which prior notice shall be given at least twelve (12) days before the proposed Closing Date, provided, that the notice shall provided at least seven (7) Business Days prior to the Supplement Date), to reflect any new facts that may have risen following the date hereof. The supplements shall be subject to the consent of KDIC (such consent shall be deemed to have been given by KDIC with respect to the supplements which are a result of ordinary and usual business consistent with prudent banking practices) and the related termination provisions in Article XI.

                                   ARTICLE VI
                                   CONDITIONS

                  Section 6.01. Conditions to KDIC's Obligations. KDIC will have no obligation to consummate the transaction contemplated under this Agreement at the Closing unless each of the following conditions precedent is satisfied or waived in writing by KDIC:

                  (a) Representations and Warranties; Covenants. The representations and warranties set forth in Article III shall be true and correct in all material respects when made and at the Closing as if made on and as of the Closing Date (or, with respect to representations and warranties that are given as of a specific date, as of such date). SFG shall have performed in all material respects all obligations required to be respectively performed by it under this Agreement prior to the Closing.

                  (b) Compliance with Laws; No Adverse Action or Decision. Since the date hereof, (i) no Law shall have been promulgated or enacted that materially delays or makes illegal the performance of this Agreement; (ii) no order by any Governmental Entity that materially delays or makes illegal the performance of this Agreement shall be effective; and (iii) no Governmental Entity shall have instituted any Proceeding that seeks to materially delay or make illegal the performance of this Agreement.

                  (c) Consents. All Required Regulatory Approvals shall have been obtained on terms reasonably satisfactory to KDIC and shall not be subject to any conditions that, individually and in aggregate, either have had or are reasonably likely to have a Material Adverse Effect.

                  (d) Documents. KDIC shall have received counterpart originals of this Agreement, the certified minutes for the resolutions of the Board of Directors approving this Agreement and related matters and copies of such other documents as it may reasonably request.

                  (e) Opinions of counsel. KDIC shall have received at the Closing from [Kim & Chang], Korean counsel to SFG, a written opinion dated the Closing Date, in a form reasonably satisfactory to KDIC.

                  (f) Stock Purchase Agreement. SFG and KDIC shall have entered into the Stock Purchase Agreement and the performance of SFG's obligations thereunder shall occur simultaneously with the Closing under this Agreement.

                  Section 6.02. Conditions to SFG's Obligations. SFG will have no obligation to consummate the transaction contemplated under this Agreement at the Closing unless each of the following conditions precedent is satisfied or waived in writing by SFG:

                  (a) Representations and Warranties; Covenants. The representations and warranties of KDIC set forth in Article IV hereof shall be true and correct in all material respects when made and at the Closing as if made on and as of the Closing Date (or, with respect to representations and warranties that are given as of a specific date, as of such date). KDIC shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing.

                  (b) Compliance with Laws; No Adverse Action or Decision. Since the date hereof, (i) no Law shall have been promulgated or enacted that materially delays or makes illegal the performance of this Agreement; (ii) no order by any Governmental Entity that materially delays or makes illegal the performance of this Agreement shall be effective; and (iii) no Governmental Entity shall have instituted any Proceeding that seeks to materially delay or make illegal the performance of this Agreement.

                  (c) Consents. All Required Regulatory Approvals shall have been obtained on terms reasonably satisfactory to SFG and shall not be subject to any conditions that, individually or in the aggregate, have had or are reasonably likely to have a material adverse effect on the ability of KDIC to perform its obligations under this Agreement or a Material Adverse Effect.

                  (d) Documents. SFG shall have received counterpart originals of this Agreement, the certified minutes for the resolutions of the board of directors of KDIC approving this Agreement and related matters and copies of such other documents as it may reasonably request (including certified approval documents of the Public Funds Oversight Committee or any other government agency which has the authority or ability to approve of this Agreement).

                  (e) Stock Purchase Agreement. SFG and KDIC shall have entered into the Stock Purchase Agreement and the performance of KDIC's obligations under the Stock Purchase Agreement shall occur simultaneously with the Closing under this Agreement.

                                   ARTICLE VII
                                   GOVERNANCE

                  Section 7.01 General. As a general matter, SFG shall exercise all voting rights with respect to the common shares of SFG received in connection with the conversion of SFG Redeemable Convertible Preferred Shares, if any, the SFG Redeemable Preferred Shares (to the extent enfranchised) and the SFG Redeemable Convertible Preferred Shares (to the extent enfranchised), provided that as long as the common shares of SFG held by KDIC represents more than 4% of the total issued and outstanding common shares of SFG, including the SFG Redeemable Preferred Shares (to the extent enfranchised and for such period of enfranchisement) and the SFG Redeemable Convertible Preferred Shares (to the extent enfranchised and for such period of enfranchisement), with respect to the matters set forth below, SFG must obtain KDIC's consent before exercising the voting rights relating to such shares. In connection with the foregoing, KDIC shall grant a proxy/power of attorney to SFG or any Person designated by SFG on an annual basis and delivered to SFG at least 10 Business Days prior to each annual general shareholders meeting of SFG.

                  (a) any matters which require a special resolution or unanimous resolution of the shareholders under the Korean Commercial Code;

                  (b) approval of any dividend payment on common shares of SFG; and

                  (c) appointment or dismissal of any Outside Director nominated by KDIC.

                  Section 7.02 Outside Director.

                  (a) KDIC's Nomination Right. KDIC shall be entitled to recommend candidates for the position of one Outside Director to SFG if, and only if KDIC holds 4% or more of the total issued and outstanding common shares of SFG as of the relevant shareholders meeting of SFG as a result of the conversion of all or a part of the SFG Redeemable Convertible Preferred Shares into the common shares of SFG. For the avoidance of doubt, KDIC will no longer be entitled to such recommendation right if the ratio of the above common shares held by KDIC becomes lower than 4% of the total issued and outstanding common shares of SFG.

                  (b) Notice. KDIC shall submit a notice of its recommendation for a candidate to be nominated as an Outside Director ("Outside Director Notice") to SFG at least 1 month prior to the relevant general shareholders meeting electing directors. KDIC shall seek and obtain the consent of SFG prior to such notice with respect to the candidate's qualifications to ensure (i) satisfaction of legal requirements under Korean law, and (ii) that such candidate has relevant knowledge of and experience in the financial industry.

                  (c) Election of Outside Director. SFG shall take all Necessary Action and use its best efforts to ensure the election of the Outside Director recommended by KDIC and approved by SFG in accordance with this Section
7.02 at the next annual shareholders meeting electing directors following the receipt of the Outside Director Notice

                  (d) Term of KDIC Outside Director. The term of any KDIC Outside Director shall be for one year, regardless of whether KDIC maintains the 4% shareholding threshold during such term.

                  (e) Vacancies. In case the position of an Outside Director recommended by KDIC becomes vacant for any reason, SFG shall take all Necessary Action (excluding the obligation to hold a shareholders meeting solely for the purpose of appointing such an Outside Director) and use its best efforts to cause the election as a substitute Outside Director, a person recommended by KDIC. If KDIC wishes to change any of its recommended Outside Directors, whether with or without cause, SFG shall take all Necessary Action to change such Outside Directors; provided, however, that if such dismissal is without cause, KDIC shall indemnify and hold harmless SFG from any and all damages and other expenses that may arise from such action. Pending the pending appointment of KDIC's substitute or replacement Outside Director, the candidate recommended by KDIC shall be entitled to attend all meetings of the Board of Directors as an observer.

                  (f) Scope of Position. For avoidance of doubt, the KDIC Director is not entitled to be appointed to the Audit Committee or any other Committee of SFG.

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

                  Section 8.01 Notice of Default. SFG and KDIC shall give to the other party prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party.

                  Section 8.02 Financial and Accounting Records. SFG shall, and shall cause its Subsidiaries or Major Subsidiaries, where applicable, to:

                  (a) deliver to KDIC complete and accurate statements of whatever material financial and other information regarding SFG and its Major Subsidiaries (including material financial and other information required to be filed with a Governmental Entity) that KDIC may reasonably request;

                  (b) deliver to KDIC, as soon as available and in no event more than one hundred twenty (120) days after the end of the fiscal year, a copy of the annual consolidated financial statements for SFG and its Subsidiaries as of the end of the fiscal year (including the consolidated balance sheets and statements of the consolidated profit and loss accounts, cash flows, and recognized gains and losses for such fiscal year), prepared in accordance with Korean GAAP and audited by an independent auditor.

                  (c) deliver to KDIC, as soon as available but no later than forty-five (45) days after the end of each fiscal quarter, a copy of SFG's non-consolidated quarterly and interim financial statements; and

                  (d) maintain its and its Subsidiaries' books and records in a manner necessary for compliance with any requirement of Law that are applicable to SFG and its Subsidiaries.

                  Section 8.03 Right of Inspection. Subject to SFG's consent (which shall not be unreasonably withheld), during office hours of SFG, and upon reasonable notice to SFG, KDIC shall have full access to all properties, books of account, and records of SFG, and KDIC shall have the right to make copies from such books and records at its own expense.

                  Section 8.04 Redemption of Transaction Shares. SFG agrees (i) to use its best efforts to assure the redemption of the Series A, B, C, D, and E SFG Redeemable Preferred Shares and the Series A, B and C SFG Redeemable Convertible Preferred Shares (to the extent not converted by KDIC to common shares of SFG) on the respective redemption dates, and (ii) unless KDIC consents (which shall not be unreasonably withheld), not to declare or pay any dividend in excess of 750 Won per common share of SFG if the net income of SFG is below 800 billion Won in any fiscal year and any of the SFG Redeemable Preferred Shares and SFG Redeemable Convertible Preferred Shares are outstanding, to the extent permitted under applicable Law.

                                   ARTICLE IX
                               TRANSFER OF SHARES

                  Section 9.01 Demand Registration. At any time and from time to time on or after the date hereof, KDIC may request that SFG effect the registration under the Korean Securities Act and/or the U.S. Securities Act (a "Demand Registration") covering all or part of the common shares of SFG held by KDIC as a result of the conversion of all or a part of the SFG Redeemable Convertible Preferred Shares. Upon receipt of such demand, SFG shall use its best efforts to effect such Demand Registration as soon as practicable and, in any event, to file within ninety (90) days of receipt of such request, a registration statement under the Korean Securities Act or the U.S. Securities Act, as applicable, covering the Shares subject to such request. SFG and KDIC shall enter into an underwriting agreement with the underwriter(s) selected by agreement between KDIC and SFG and shall enter into such other customary agreements and take all such other customary action (including participation by SFG's management in roadshows and other meetings with investors) as may reasonable be requested to facilitate the disposition of such Shares. KDIC shall bear all costs of preparing and filing the registration statement (including any selling commissions and underwriting discounts in respect thereof).

                  Section 9.02 Piggyback Registration Rights.

                  (a)      Notice to KDIC.

                           (1)      If SFG determines that SFG will file a
registration statement under the Korean Securities Act and/or the U.S. Securities Act for the public offering of new common shares of SFG (for avoidance of doubt, this provision will not be applicable to (A) a private offering of new common shares of SFG; (B) a deemed public offering of new common shares of SFG pursuant to the Presidential Decree of the Korean Securities Act,
Article 2-4, Sub-Paragraph 4; and (C) offering of approximately 30,000,000 Shares currently held by Shinhan Bank), SFG shall give prompt written notice to KDIC (but in no event less than thirty (30) days nor more than ninety (90) days in advance of filing such registration statement, setting forth (a) the date of the expected filing, (b) the jurisdiction or jurisdictions in which such offering is expected to be made, (c) the underwriter or underwriters (if any) SFG (or such other shareholders of SFG) intends to designate for such offering and (d) any other material facts involved in such proposed registration. If SFG, within ten (10) days after giving such notice, receives a written request from KDIC for registration of any of KDIC's Shares, then SFG shall include in the same registration statement the lesser of (x) the number of additional KDIC's Shares to be sold by KDIC as shall have been specified in its request and (y) a pro rata portion of KDIC's Shares to the total number of shares to be offered.

                  (2) SFG and KDIC shall bear its respective portion (i.e., in proportion to the number of Shares requested to be sold) of all costs of preparing and filing the registration statement (including any selling commissions and underwriting discounts in respect thereof.

                  (3) Notwithstanding anything herein to the contrary, SFG, on prior notice to the relevant parties, has the absolute discretion abandon the filing of, or consummation of a transaction pursuant to, a registration statement under this Section 9.03 at any time prior to such filing or such consummation.

                  (b) Allocation. If the managing underwriter shall inform SFG in writing that the number of such Shares requested to be included in such registration exceeds the number which can be sold in (or during the time of) such offering within price range acceptable to SFG, then SFG shall include in such registration only such number of Shares which SFG is so advised can be sold in (or during the time of) such offering. KDIC and SFG shall share pro rata in the number of Shares to be excluded from such offering, such sharing to be based on the respective numbers of Shares as to which registration has been requested by such parties.

                  Section 9.03 Transfer Restriction.

                  Without the prior consent of SFG, KDIC may not transfer 25% or more of the initial number of the RCPS to any one party, group, consortium or entities acting in concert, as the case may be provided, that KDIC may not transfer any of the RCPS held by KDIC to any one party, group, consortium or entities acting in concert, as the case may be, holding more than 4% of the total issued and outstanding common shares of SFG.

                  Section 9.04 Right of First Offer.

                  (a) If KDIC desires to Transfer all or any portion of the RCPS or any SFG common shares issued pursuant to the conversion of any RCPS (the "Offered Shares") then SFG shall have the right of first offer to purchase all (but not part only) of the Offered Shares, upon the terms and subject to the conditions hereinafter provided.

                  (b) Prior to any proposed Transfer of the Offered Shares, KDIC shall deliver to SFG a written bona fide offer to sell the Offered Shares to SFG stating separately the number of RCPS or any SFG common shares issued pursuant to the conversion of any RCPS to be transferred and the prices for each class of shares and terms for such Transfer (a "Transfer Notice"). Subject to any confidentiality obligations, KDIC shall provide in the Transfer Notice the identity of any potential purchaser of the Offered Shares existing at the time of the Transfer Notice; provided, that, if KDIC is subject to confidentiality obligations, KDIC shall state in the Transfer Notice that a potential purchaser exists without identifying the potential purchaser.

                  (c) SFG shall have a period of 30 days after receipt of the Transfer Notice (the "Exercise Period") within which to elect to purchase such Offered Shares at the same price and on the same terms set forth in the Transfer Notice, which election shall be made by an irrevocable written notice delivered to KDIC. The failure of SFG to give such notice within the Exercise Period shall be deemed to be a waiver of SFG's rights under Subsection 9.04(a).

                  (d) The closing of any purchase of Offered Shares by SFG shall be held at such time and place as the parties to the transaction may agree. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

                  (e) If SFG has not exercised its right to purchase all of the Offered Shares within the Exercise Period, KDIC may sell all or any part of the Offered Shares to any other person not later than the 90th date after the expiration of the Exercise Period (the "Free Sale Period"); provided, that KDIC shall not Transfer the Offered Shares to any third party on terms and conditions (including, the price) more favorable than those set forth in the Transfer Notice received by SFG.

                  (f) Notwithstanding anything to the contrary, any Transfer contemplated by this Section 9.05 shall be subject to Government Approval, if required. If necessary, the Exercise Period and/or the Free Sale Period referred to in Subsection 9.04(b) and (e) above shall be extended until such Government Approval has been obtained or officially and finally denied.

                  (g) If the Offered Shares are not Transferred to third parties upon the terms established herein and within the Free Sale Period, then the Offered Shares shall automatically become subject once more to the terms of this Section 9 as if said Offered Shares had never before been offered for Transfer.

                                    ARTICLE X
                                   TERMINATION

                  Section 10.01. Termination of Agreement Prior to Closing. Subject to Section 10.03, this Agreement may be terminated by notice in writing at any time prior to the Closing by KDIC or SFG if:

                  (a) Closing has not occurred by September 30, 2003, provided, however, that the right to terminate this Agreement under this Section 10.01(a) will not be available to any party whose failure to fulfill any obligation under this Agreement has caused the failure of the Closing to occur by such date;

                  (b) The Stock Purchase Agreement is terminated in accordance with the terms therein;

                  (c) Prior to the Closing Date, any Governmental Entity of competent jurisdiction has taken any action prohibiting the consummation of the transaction contemplated by this Agreement and such action becomes final and non-appealable;

                  (d)      SFG and KDIC so mutually agree in writing; or

                  (e) KDIC does not consent to the supplements to the Disclosure Schedule pursuant to Section 5.08.

                  Section 10.02 Termination of Agreement After Closing. Subject to Section 10.03, this Agreement may be terminated by notice in writing (except that this Agreement shall be automatically terminated without any need for notice in case of subsection (f) below) at any time after the Closing by KDIC or SFG as follows:

                  (a) SFG shall have the right to terminate this Agreement by giving written notice to KDIC if there has been a material violation or breach by KDIC of any of its obligations under Articles VII to IX of this Agreement and such violation or breach has not been waived by SFG or cured within thirty (30) days from the date KDIC receives written notice of the breach from SFG;

                  (b) KDIC shall have the right to terminate this Agreement by giving written notice to SFG if there has been a material violation or breach by SFG of any of its obligations under Articles VII to IX of this Agreement and such violation or breach has not been waived by KDIC or cured within thirty (30) days from the date SFG receives written notice of the breach from KDIC;

                  (c) SFG shall have the right to terminate this Agreement at any time by giving written notice to KDIC if KDIC enters into bankruptcy, reorganization or compulsory composition or if the creditors of KDIC take over KDIC's management or if any material or significant part of KDIC's undertakings, properties or assets are expropriated or confiscated by action of any government;

                  (d) KDIC shall have the right to terminate this Agreement at any time by giving written notice to SFG if SFG enters into bankruptcy, reorganization or compulsory composition or if the creditors SFG take over SFG's management or if any material or significant part of SFG's undertakings, properties or assets are expropriated or confiscated by action of any government;

                  (e)      SFG and KDIC so mutually agree in writing;

                  (f) The Stock Purchase Agreement is terminated in accordance with the terms therein; or

                  (g) If the number of the common shares of SFG held by KDIC (including the number of common shares issuable upon the conversion of the RCPSs) represents less than 4% of the total issued and outstanding common shares of SFG subsequent to KDIC having received common shares upon conversion of the RCPS resulting in KDIC owning more than 4% of the total issued and outstanding common shares of SFG.

                  Section 10.03. Consequences of Termination

                  (a) Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the parties on the date of termination, unless waived in writing.

                  (b) Unless expressly stated otherwise, the right of either party to terminate this Agreement is not an exclusive remedy, and upon breach of this Agreement, either party shall be entitled alternatively or cumulatively to any available remedy against the other party under any applicable law.

                  (c) Articles X, XI and XII shall survive the termination of this Agreement.

                                   ARTICLE XI
                                 INDEMNIFICATION

                  Section 11.01. Indemnification.

                  (a) SFG agrees to indemnify and hold harmless KDIC and each Representative of KDIC (collectively, the "Indemnified KDIC Parties") from and against any and all Losses incurred by any of the Indemnified KDIC Parties as a result of, or arising out of or in connection with, the breach of any representation or warranty (without giving effect to any qualifiers or exceptions relating to materiality (except those which are not related to or does not result in the Losses), Material Adverse Effect or words of similar import but giving effect to the Material Adverse Effect qualifier in 3.08), agreement or covenant made by SFG in this Agreement; provided, however, that (i) the aggregate amount of SFG's liability for indemnification of all Indemnified KDIC Parties shall be limited to an amount equal to thirty percent (30%) of the aggregate issue price of the SFG Redeemable Preferred Shares and SFG Redeemable Convertible Preferred Shares, and (ii) no claim may be made against SFG for any indemnification hereunder unless the aggregate amount of such claims exceeds 7.5 billion Won (the "Indemnification Threshold"), provided, further, that for any individual claims that are less than 100 million Won (the "Small Claims"), the aggregate of the Small Claims shall be included as indemnification amounts if the aggregate of Small Claims exceed 10 billion Won. For avoidance of doubt, claims that are based upon the same cause of action(s) shall be aggregated and taken together as a whole to constitute an individual claim for purposes of the foregoing provision regarding Indemnification Threshold. SFG shall be responsible for indemnification only for the amounts that exceed 7.5 billion Won.

                  (b) KDIC agrees to indemnify and hold harmless SFG and its Representatives (the "Indemnified SFG Parties") from and against any and all Losses incurred by any of the Indemnified SFG Parties as a result of, or arising out of, the breach of any representation, warranty, agreement or covenant made by KDIC in this Agreement, as they are incurred; provided, however, that (i) the aggregate amount of KDIC's liability for indemnification of all Indemnified SFG Parties shall be limited to an amount equal to thirty percent (30%) of the aggregate issue price of the SFG Redeemable Preferred Shares and SFG Redeemable Convertible Preferred Shares and (ii) no claim may be made against KDIC for any indemnification hereunder unless the aggregate amount of such claims exceeds the Indemnification Threshold.

                  (c) In the event any indemnified party should have a claim against any indemnifying party that does not involve a Third Party Claim (as defined below) being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness and specifying the factual basis of that claim in reasonable detail to the indemnifying party on or before the expiration of the applicable survival period under Section 11.2, such notice to state that it is delivered pursuant to this Section 11.01(c). The failure of any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the indemnified party, unless and only to the extent such failure results in actual and material prejudice to the indemnifying party. Except as otherwise provided in this Agreement, within sixty
(60) days after receipt of such notice, the indemnifying party shall pay the amount of such liability to the indemnified party or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated or if the indemnified party contests the claim, on such later date when such claim becomes finally determined; provided, that, if reimbursement is not made within sixty
(60) days after any such claim becomes finally determined, amounts owed shall accrue interest at the rate of 6.0% per annum.

                  (d) The following provisions shall apply to claims for Losses from claims by a third party:

                           (i) An indemnified party entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the indemnified party, including SFG and its Subsidiaries when the indemnified party is KDIC under this Section (a "Third Party Claim") shall deliver a notice specifying the factual basis of that claim in reasonable detail to the indemnifying party promptly after receipt by such indemnified party of written notice of the Third Party Claim on or before the expiration of the applicable survival period under Section 11.2, provided, that failure to give such notification shall not affect the indemnified party's entitlement to indemnification under this Article XI unless and only to the extent such failure results in actual and material prejudice to the indemnifying party;

                           (ii) If a Third Party Claim is made against an indemnified party, the indemnifying party may undertake, direct and control, through counsel of its own choosing (subject to the consent of the applicable indemnified party, such consent not to be unreasonably withheld) and at the indemnifying party's sole risk and expense, the good faith settlement or defense of such claim, provided that, the indemnifying party notifies the indemnified party in writing within 30 calendar days after the indemnified party has given notice of the Third Party Claim that the indemnifying party has decided to assume the defense of the Third Party Claim and acknowledging the indemnification obligation under this Article with respect to such claims;

                           (iii) If the indemnifying party has assumed the defense of a Third Party Claim, (A) the indemnified party may retain separate co-counsel or counsel and participate in the defense of the Third Party Claim, (B) the indemnified party shall not consent to the entry of any judgments or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnifying party (not to be withheld unreasonably), and (C) the indemnifying party will not, without the prior written consent of the indemnified party (not to be withheld unreasonably), consent to the entry of any judgments or enter into any settlement with respect to the Third Party Claim.

                           (iv) If the indemnifying party has not assumed the defense or settlement of a Third Party Claim, the indemnifying party shall reimburse the indemnified party for the reasonable fees and expenses of counsel employed by the indemnified party in defending or settling such Third party Claim; and

                           (v) To the extent permitted by applicable Law, and to the extent its relevant files and records and other information contained therein are not protected by any privilege available under applicable law (including, the attorney-client privilege), so long as the indemnifying party is reasonably contesting any such Third Party Claim in good faith, the indemnified party shall, and shall cause its Affiliates to, at all times cooperate in all reasonable ways with, provide reasonable access to its relevant files and records or otherwise render reasonable assistance to, the indemnifying party (i) in its defense of any action for which indemnity is sought hereunder and (ii) in its prosecution under the preceding sentence of any related claim, cross-complaint, counterclaim or right of subrogation.

                  Section 11.02 Survival of Representations and Warranties. Notwithstanding any provision herein to the contrary, each representation or warranty in this Agreement shall survive the Closing for a period of one year after the Closing Date except that, the representations and warranties in this Agreement relating tax matters shall survive the Closing for a period of five
(5) years after the Closing Date. Any matter as to which a claim has been asserted by written notice within the time limitation applicable by reason of the immediately preceding sentence that is pending or unresolved at the end of any applicable limitation period under this Section 11.02 or the statute of limitations applicable to such claim shall continue to be covered by this
Article 10 notwithstanding any applicable statue of limitations (which the parties hereby waive solely with respect to such circumstances) or the expiration date described in the immediately preceding sentence of this Section
11.02 until such matter is finally terminated or otherwise resolved by the parties under this Agreement, by an arbitration or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid. Notwithstanding any provision herein to the contrary, no claim may be asserted nor any action commenced against the indemnifying party for breach of any representation or warranty following the expiration of the indemnification period set forth herein, irrespective of whether the subject matter of such claim shall have occurred before or after such date.

                  Section 11.03. Insurance Proceeds; Exceptions and Deductions; Determination of Indemnification Amount.

                  (a) Insurance Proceeds. To the extent any Indemnified Parties receive any insurance proceeds with respect to any Loss to be indemnified under this Agreement, such insurance proceeds (on a net basis) shall be deducted from the relevant Loss amount payable. For avoidance of doubt, "on a net basis" means that any costs associated with or incurred in connection with the relevant insurance coverage shall first be deducted from the insurance proceeds and the resulting amount shall be deducted from the relevant Loss amount payable.

                  (b) No indemnifying party shall have liability under any indemnification provision of this Article XI, if and to the extent the Losses, or any portion of such Losses, arise from or are attributable to the negligence or willful misconduct of the indemnified party or its Affiliates and in no event shall an indemnifying party be liable for special or consequential damages arising from or in connection with this Agreement or the transactions contemplated hereunder. The indemnified party shall take all reasonable steps to mitigate losses upon and after becoming aware of an event which, in the indemnified party's good faith judgment, is reasonably likely to give rise to such Losses.

                  Section 11.04 No Duplication; Sole Remedy Procedures.

                  (a) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

                  (b) The indemnified party's rights to indemnification as provided for in Section 11.01 shall constitute the indemnified party's sole and exclusive remedy and the indemnifying party shall have no other liability or damages to the indemnified party in case payment of money damages is sought against any indemnified parties.

                                   ARTICLE XII
                                  MISCELLANEOUS

                  Section 12.01. Fees and Expenses. SFG and KDIC shall bear its own costs and expenses including, but not limited to, attorneys, accountants, consultants, agents and brokers' fees, incurred or to be incurred by it in connection with this Agreement and the transaction contemplated hereby, regardless of whether the transaction is consummated.

                  Section 12.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, sent by fax or sent by first class mail, postage prepaid, as follows:

                        (a)     If to SFG, to:

                                Shinhan Financial Group
                                120 2Ga Taepyung-Ro, Jung-Gu
                                Seoul 100-102, Korea

                        (b)     If to KDIC, to:

                                Korea Deposit Insurance Corporation
                                33 Da-dong, Chung-gu
                                Seoul 100-180, Korea
                                Attn: Director, Resolution Planning Department

or, in each case, to such other address or addresses or fax numbers as shall hereafter be furnished as provided in this Section 12.02 by any party to the other parties. All notices shall be effective when received.

                  Section 12.03. Amendment; Severability. Any provision of this Agreement may be amended, modified or supplemented in whole or in part at any time by an agreement in writing between SFG and KDIC. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver of such right, nor shall any single or partial exercise by any party of any right preclude any other or future exercise of such right or the exercise of any other right. If any provision of this Agreement is held to be invalid or unenforceable, all other provisions shall nevertheless continue in full force and effect.

                  Section 12.04. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

                  Section 12.05. Governing Law; Jurisdiction.

                  (a) This Agreement shall be governed by, and interpreted in accordance with, the laws of Korea applicable to contracts made and to be performed in that jurisdiction without reference to its conflict of laws rules.

                  (b) Any dispute, controversy or claim arising out of, relating to or in connection with the execution, performance, interpretation and breach of this Agreement shall be subject to the exclusive jurisdiction of the Seoul District Court.

                  Section 12.06. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the parties' successors and assigns; provided, that neither this Agreement nor any rights or obligations hereunder shall be assignable or transferable by SFG or KDIC without the prior written consent of the other party.

                  Section 12.07 Confidentiality. Without the express written consent of the other Party, for a period of one year from the date hereof, each Party agrees to keep confidential and not disclose, and will cause its agents, Affiliates, employees, officers and directors to keep confidential and not disclose, all confidential and proprietary information contained in or relating to this Agreement, including but not limited to the contents of this Agreement (other than information relating to the issue price and terms of the RPS and RCPS ), except as may be required to comply with the other terms and conditions of this Agreement and any applicable law, rule or regulation and for information which is already in the public domain.

                  IN WITNESS WHEREOF, this Agreement has been executed as a deed on behalf of the parties to this Agreement by their respective duly authorized Representatives, all as of the date first above written.

KOREA DEPOSIT INSURANCE
CORPORATION

By: ____________________________________
Name: __________________________________
Title: _________________________________

SHINHAN FINANCIAL GROUP

By: ____________________________________
Name: __________________________________
Title: _________________________________

Exhibit A

                             SHINHAN FINANCIAL GROUP
                 SERIES [A/B/C/D/E] REDEEMABLE PREFERRED SHARES
                              TERMS AND CONDITIONS

The issue of [# of Shares] Series [A/B/C/D/E] Redeemable Preferred Shares ("Series [A/B/C/D/E] RPSs"), par value KRW 5,000 each, of Shinhan Financial
Group ("SFG" or the "Issuer") has been made on [   ] (the "Issue Date") for an
aggregate amount of KRW [   ] (the "Aggregate Issue Price") with the following
terms and conditions pursuant to the Articles of Incorporation of the Issuer (the "Articles").

         1.       NAME OF ISSUER

                  Shinhan Financial Group Co., Ltd.

         2.       DATE OF INCORPORATION OF THE ISSUER

                  September 1, 2001

         3.       AUTHORIZED NUMBER OF SHARES

                  1,000,000,000

         4.       PAR VALUE

                  KRW 5,000

         5.       ISSUE PRICE

                  [KRW 18,086] per share

         6.       DATE OF ISSUANCE

                  [    ], 2003

         7.       TYPE OF SECURITIES

                  Series [A/BC/D/E] Redeemable Preferred Shares

         8.       DIVIDEND

              (A) Dividend Ratio : Fixed amount of KRW [THE FORMULA IS 4.04% OF
                  THE ISSUE PRICE X

                  (NUMBER OF DAYS ELAPSED FROM ISSUE DATE TO DECEMBER 31, 2003]] per RCPS for the first fiscal year during which the RCPSs are issued and fixed amount of KRW [; THE RATIO SHALL BE 4.04%] per RCPS thereafter

              (B) Rights: Dividends shall be cumulative and non-participating on dividends on common equity. If no dividends are declared or paid on common equity, the dividend on the Series [A/B/C/D/E] RPSs can be deferred. Deferred dividends on the Series [A/B/C/D/E] RPSs must be paid prior to any payments being made on common equity. No dividend payment would be made for the fiscal year during which the redemption is made.

              (C) Preference: Dividends on the Series [A/B/C/D/E] RPSs will rank senior to dividends on Common Shares.

              (D) Maturity : Indefinite unless redeemed pursuant to Articles 11 herein.

         9.       VOTING RIGHT

                  The holder of a Series [A/B/C/D/E] RPS (the "Holders") will not have any voting rights, provided that if dividends on the RPSs are not distributed in any given year, the Holders will be entitled to one vote per RPS from and including any general meeting of shareholders following the ordinary general meeting of shareholders at which a resolution not to pay such dividends is adopted until the close of any ordinary general meeting of shareholders at which a resolution to pay such cumulative annual dividends that are accrued and unpaid in full is adopted.

         10.      TRANSFERABILITY

                  The RPS shall be transferable.

         11.      REDEMPTION:

              (A) Redemption Amount: The aggregate of (1) the Issue Price, (2)
                  Issue Price x number of days that have elapsed from the first day of the fiscal year during which the redemption is made to the redemption date / 365 x 4.04%, and (3) any accrued unpaid dividends, if any.

              (B) Redemption Period: At any time after the
                  [first/second/third/fourth/fifth] anniversary date of the Issue Date and from time to time until the [third/fourth/fifth/six/seventh] anniversary date of the Issue Date (the "Redemption Period"). If there are any Series [A/B/C/D/E] RPSs outstanding on the last day of the Redemption Period (the "Final Redemption Date"), the Issuer is obligated to redeem all such outstanding Series [A/B/C/D/E] RPSs to the extent that Distributable Profits is available for such purchase. In the event that the Issuer does not have sufficient Distributable Profits to redeem all outstanding Series [A/B/C/D/E] RPSs on the Final Redemption Date, the Series [A/B/C/D/E] RPSs will remain outstanding until such time as sufficient Distributable Profits is available.

              (C) Optional Redemption: The Issuer may, at its option, elect to redeem all or part of the any outstanding Series [A/B/C/D/E] RPSs at any time during the Redemption Period.

              (D) Source of Redemption: Distributable profits calculated pursuant to the Korean Commercial Code and other relevant laws ("Distributable Profits").

              (E) Redemption Method: If the Issuer elects optional redemption or redeems the Series [A/B/C/D/E] RPSs on the Final Redemption Date or afterwards if there are RCPSs outstanding after the Final Redemption Date, it shall give the Holders not less than one month's notice in writing stating:

                  (I) the number of Series [A/B/C/D/E] RPSs to be redeemed (the "Redemption Shares");

                  (II) the date on which the Series [A/B/C/D/E] RPSs are to be redeemed (the "Redemption Date"); and

                  (III) the place at which certificates for the Redemption Shares are to be presented for redemption.

                  On each Redemption Date (including the Final Redemption Date or afterwards if there are RPSs outstanding after the Final Redemption Date) each Holder of Redemption Shares redeemable on such Redemption Date shall deliver to the Issuer at the place indicated by the Issuer the certificate (or certificates) for those Redemption Shares. On receipt, the Issuer shall pay to the Holder the redemption money due to the Holder. The redemption money shall be paid in Korean Won to the Holder (by telegraphic or wire-transfer) on receipt of the certificate (or certificates). If a Holder of Redemption Shares fails to deliver the certificate (or certificates) for those Redemption Shares to the Issuer, the Issuer may retain the redemption money until certificates are delivered. No person has a claim against the Issuer for interest on retained redemption money. After the relevant Redemption Date, the Holders of Redemption Shares shall only have a monetary claim for the redemption money due to such Holder and the Redemption Shares shall be null and void as of such Redemption Date.

              (F) Partial Redemption: Any redemption of less than all of the outstanding Series [A/B/C/D/E] RPSs pursuant to this Condition 11 shall be made pro rata among the Holders of Series [A/B/C/D/E] RPSs based on the number of Series [A/B/C/D/E] RPSs held by each Holder. Any fractional shares resulting from such proportional allotment shall not be redeemed.

Exhibit B

                             SHINHAN FINANCIAL GROUP
                     REDEEMABLE CONVERTIBLE PREFERRED SHARES
                              TERMS AND CONDITIONS

The issue of [# of Shares] Redeemable Convertible Preferred Shares ("RCPSs"), par value KRW 5,000 each, of Shinhan Financial Group ("SFG" or the "Issuer") has
been made on [   ] (the "Issue Date") for an aggregate amount of KRW [   ] (the
"Aggregate Issue Price") with the following terms and conditions pursuant to the Articles of Incorporation of the Issuer (the "Articles").

         1.       NAME OF ISSUER

                  Shinhan Financial Group Co., Ltd.

         2.       DATE OF INCORPORATION OF THE ISSUER

                  September 1, 2001

         3.       AUTHORIZED NUMBER OF SHARES

                  1,000,000,000

         4.       PAR VALUE

                  KRW 5,000

         5.       ISSUE PRICE

                  [KRW 18,086] per share

         6.       DATE OF ISSUANCE

                  [      ], 2003

         7.       TYPE OF SECURITIES

                  Redeemable Convertible Preferred Shares

         8.       DIVIDEND

              (A) Dividend Ratio : Fixed amount of KRW [THE FORMULA IS 2.02% OF
                  ISSUE PRICE X

                  (NUMBER OF DAYS ELAPSED FROM ISSUE DATE TO DECEMBER 31, 2003] per RCPS for the first fiscal year during which the RCPSs are issued and fixed amount of KRW [THE RATIO SHALL BE 2.02%] per RCPS thereafter.

              (B) Rights: Dividends shall be cumulative and non-participating on dividends on common equity. If no dividends are declared or paid on common equity, the dividend on the RCPSs can be deferred. Deferred dividends on the RCPSs must be paid prior to any payments being made on common equity. No dividend payment would be made for the fiscal year during which the redemption is made.

              (C) Preference: Dividends on the RCPSs will rank senior to dividends on Common Shares.

              (D) Maturity : Indefinite unless redeemed or converted pursuant to
                  Articles 11 and 12 herein.

         9.       VOTING RIGHT

                  The holder of a RCPS (the "Holders") will not have any voting rights, provided that if dividends on the RCPSs are not distributed in any given year, the Holders will be entitled to one vote per RCPS from and including any general meeting of shareholders following the ordinary general meeting of shareholders at which a resolution not to pay such dividends is adopted until the close of any ordinary general meeting of shareholders at which a resolution to pay such cumulative annual dividends that are accrued and unpaid in full is adopted.

         10.      TRANSFERABILITY

                  The RCPS shall be transferable.

         11.      REDEMPTION:

              (A) Redemption Amount: The aggregate of (1) the Issuer Price, (2)
                  Issue Price x number of days that have elapsed from the first day of the fiscal year during which the redemption is made to the redemption date / 365 x 2.02% and (3) any accrued unpaid dividends.

              (B) Redemption Period: At any time after the fourth anniversary date or the Issue Date and from time to time until the fifth anniversary date of the Issue Date (the "Redemption Period"). If there are any RCPSs outstanding on the last day of the Redemption Period (the "Final Redemption Date"), the Issuer is obligated to redeem all such outstanding RCPSs to the extent that Distributable Profits is available for such purchase. In the event that the Issuer does not have sufficient Distributable

                  Profits to redeem all outstanding RCPSs on the Final Redemption Date, the RCPSs will remain outstanding until such time as sufficient Distributable Profits is available.

              (C) Optional Redemption: The Issuer may, at its option, elect to redeem all or part of the any outstanding RCPSs at any time during the Redemption Period.

              (D) Source of Redemption: Distributable profits calculated pursuant to the Korean Commercial Code and other relevant laws ("Distributable Profits").

              (E) Redemption Method: If the Issuer elects optional redemption or redeems the RCPSs on the Final Redemption Date or afterwards if there are RCPSs outstanding after the Final Redemption Date, it shall give the Holders not less than one month's notice in writing stating:

                  (I) the number of RCPSs to be redeemed (the "Redemption Shares");

                  (II) the date on which the RCPSs are to be redeemed (the "Redemption Date"); and

                  (III) the place at which certificates for the Redemption Shares are to be presented for redemption.

                  On each Redemption Date (including the Final Redemption Date or afterwards if there are RCPSs outstanding after the Final Redemption Date) each Holder of Redemption Shares redeemable on such Redemption Date shall deliver to the Issuer at the place indicated by the Issuer the certificate (or certificates) for those Redemption Shares. On receipt, the Issuer shall pay to the Holder the redemption money due to the Holder. The redemption money shall be paid in Korean Won to the Holder (by telegraphic or wire-transfer) on receipt of the certificate (or certificates). If a Holder of Redemption Shares fails to deliver the certificate (or certificates) for those Redemption Shares to the Issuer, the Issuer may retain the redemption money until certificates are delivered. No person has a claim against the Issuer for interest on retained redemption money. After the relevant Redemption Date, the Holders of Redemption Shares shall only have a monetary claim for the redemption money due to such Holder and the Redemption Shares shall be null and void as of such Redemption Date.

              (F) Partial Redemption: Any redemption of less than all of the outstanding RCPSs pursuant to this Condition 11 shall be made pro rata among the Holders of RCPSs based on the number of RCPSs held by each Holder. Any fractional shares resulting from such proportional allotment shall not be redeemed.

         12.      CONVERSION RIGHT:

              (A) Conversion Right: The Holder may convert his/her holding of
                  RCPSs (not involving
                  a fraction of an RCPSs) into newly issued common shares of SFG ("New Common Shares"). Holders may convert all or a portion of their holding of RCPSs.

              (B) Conversion Period: At any time after the first anniversary date of the Issue Date and from time to time until the fourth anniversary of the Issue Date

              (C) Conversion Ratio: The number of New Common Shares to be issued to a Holder upon conversion of that Holder's RCPSs shall be equal to the number of RCPSs being converted (i.e., at a conversion ratio of one New Common Share for each RCPS (the "Conversion Ratio").

              (D) Conversion Notice : A Holder may elect to convert its RCPSs by completing a notice of conversion in the form annexed to these Conditions in Schedule 1(a "Conversion Notice") and delivering the certificate and Conversion Notice, in duplicate, to the Issuer. The Holder shall be under no obligation to serve a Conversion Notice on the Issuer, [and if the Holder determines not to do so it shall notify the Issuer in writing as soon as reasonably practicable.] If no Conversion Notice is delivered to the Issuer by the last date of the Conversion Period conversion right shall be deemed to have lapsed and the Issuer shall be under no further obligation in respect of converting any RCPS then outstanding. A Conversion Notice once given shall be irrevocable.

              (E) Dividend Payment : Any New Common Shares issued to a Holder who exercises his right to convert the RCPSs shall be deemed to have been issued at the end of the fiscal year immediately prior to the fiscal year during which the New Common Shares are issued for purposes of dividend distribution on such New Common Shares.

              (F) Issuance of Shares upon Conversion : The issue of New Common
                  Shares shall be deemed to have been made on the date on which the Conversion Notice is delivered to the Issuer (the "Conversion Date"). Thereafter the Issuer will, subject to any applicable limitations then imposed by Korean laws and regulations, according to the request made in the relevant Conversion Notice, cause the share transfer agent of the Issuer as soon as practicable, and in any event within [fifteen (15)] days of the Conversion Date, (i) to deliver or cause to be delivered to the order of the person named for that purpose in the relevant Conversion Notice at the specified office in Seoul for the time being of the share transfer agent of the Issuer a certificate or certificates for the relevant New Common Shares registered in the name of the converting Holder or, in cases permitted under Korean law, any other person named for that purpose in the relevant Conversion Notice and (ii) to register every converting Holder or, if permitted under Korean law, such other person named in the relevant Conversion Notice as holder of the relevant number of New Common Shares in the Issuer's shareholders' register. Notwithstanding any other Condition herein to the contrary, fractions of New Common Shares will not be issued on conversion of the RCPSs and the Issuer will pay in cash in Korean Won a sum equal to such fraction.

                                   SCHEDULE 1
                            FORM OF CONVERSION NOTICE
                                      RCPSs

Date:
Name:
Address:

Signature:

To:      Shinhan Financial Group (the "Issuer")

I/We, being the Holder of the RCPSs specified below, elect to convert such RCPSs into Common Shares of the Issuer ("Shares") in accordance with the Terms and Conditions of the Redeemable Convertible Preferred Shares ("RCPSs").

Total number of RCPSs to be converted:

Identifying certificate numbers of RCPSs:

[Adjusted] Conversion Ratio: [One Share for each RCPS]

Total number of Shares to be issued: _____________ Shares

N.B. If necessary, a list of the certificate numbers of the RCPSs can be attached separately.

Name and address of the person in whose name the Shares required to be delivered on conversion are to be registered:

Name:
Address:

Date:                                       Signature(s)
                                            Print Name(s)